EXHIBIT 99.1
                                                              ------------

                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES
                TO DELAY FILING FISCAL 2006 ANNUAL REPORT

  *  Acquisition, Other Factors Combine to Slow Audit Process
  *  Will File Form 10-K With SEC Within Approximately Two Weeks
  *  Results for Fiscal 2006 to be Announced on or Before
     February 15
  *  Conference Call to be Scheduled

Brewster, New York, January 29, 2007 - Touchstone Applied Science Associates (OTCBB: TASA) said today it has notified the Securities and Exchange Commission it will be delayed in filing its Annual Report on form 10-KSB for the fiscal year ended October 31, 2006. The company cited the unusually time consuming effort involved to reflect a major acquisition and other previously announced events as the reasons for the delay. In its notice to the SEC, TASA indicated it will file its annual report within 15 days of the original statutory deadline.

"Fiscal 2006 was an eventful year for us," said Andrew L. Simon, President and CEO. "We have been working diligently to prepare our filings for the Securities and Exchange Commission.
However, several factors have combined to increase the complexity of our filing and slow the filing process. We made the largest acquisition in our history in June, 2006. That was a transforming event for us and we have to make sure the partial year impact of the acquisition is accurately reflected in our financial statements.

"Additionally, as previously disclosed we recently hired a CFO as well as increased the technical skill set within our accounting and finance department by hiring a new controller. And finally we became aware of an issue related to accounting for accrued but unused employee vacation time in prior years. Although the impact on results is small, it did require us to restate results for the past three years," Simon noted.

"While these events are all part of our effort to position ourselves for accelerated growth, they have taken additional time. With the amount of work remaining, it became evident we would have difficulty meeting the filing deadline for our 2006 form 10-KSB. We simply felt it prudent to notify the SEC we would require some additional time to complete the process," Simon explained.

The executive stated he expects to announce financial results for fiscal 2006 on or before February 15th, 2007. "We are confident we can complete the audit for the year in an orderly manner and will have our report to the SEC completed by that date," Simon stated.

The company said management will host its customary conference call for investors on the day earnings are announced. Details of the call, including the time and dial in numbers will be provided at a later date


About TASA

TASA, headquartered in Brewster, N.Y., offers a comprehensive suite of educational assessment solutions to states, schools, school districts and to third parties. As one of the nation's leading providers, TASA provides products and services that range from test design, development, calibration, and psychometric services through print production, distribution, scanning, scoring, reporting, and data analysis services, as well as readability analysis of written materials. To meet the requirements in electronic assessment, TASA offers on-line testing services to schools and educational entities in the K-12 market as well as customized assessment engines for curriculum providers. For more information, visit the company's website at www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.